UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report: July 8, 2008

Date of earliest event reported: July 1, 2008

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PACIFIC ASIA PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

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Delaware
(State or other jurisdiction of incorporation)

000-52770	30-0349798
(Commission File Number)	(IRS Employer Identification Number)

250 East Hartsdale Ave., Hartsdale, New York 10530
(Address of principal executive offices)

(914) 472-6070
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 1, 2008, Pacific Asia Petroleum, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Navitas Corporation, a Nevada corporation (“Navitas”), whose sole assets were comprised of 480,000 shares of Common Stock of the Company and certain deferred tax assets, and Navitas LLC, a Nevada limited liability company affiliated with Navitas and whose members consisted of Navitas shareholders.  Upon effectiveness of the transactions contemplated in the Merger Agreement (the “Merger”) on July 2, 2008 (the “Effective Date”), Navitas was merged with and into the Company, the Company continued as the surviving corporation, and the separate corporate existence of Navitas ceased.  Pursuant to the Merger Agreement, each of the 2,200,000 shares of common stock of Navitas, $0.0001 par value per share, issued and outstanding immediately prior to the closing of the Merger was, by virtue of the Merger, converted into 0.2045455 fully paid and non-assessable shares of Company Common Stock, rounded up to the next whole share, resulting in the issuance of an aggregate of 450,005 shares of Company Common Stock to the Navitas shareholders.  In connection with the Merger, Navitas paid to the Company a non-accountable expense reimbursement of $25,000, each Navitas shareholder executed a general release of claims against the Company and Navitas, and Navitas LLC agreed to indemnify and hold harmless the Company from certain losses arising out of breaches of Navitas’ representations and warranties under the Merger Agreement and other potential liabilities of Navitas, including tax liabilities, arising following the Effective Date.  Because the Merger did not result in any changes to the Company’s certificate of incorporation or result in the issuance by the Company of at least 20% of its issued and outstanding shares, approval of the Merger by the Company’s stockholders was not required under Delaware law and was not sought or obtained.

The Company’s Board of Directors approved the Merger as an accommodation to a significant shareholder, to simplify the Company’s capital structure, and to effectuate a reduction in the Company’s outstanding shares (the Merger resulting in a net decrease of 29,995 shares outstanding, representing the difference in the 480,000 shares owned by Navitas that were cancelled in the Merger and the 450,005 shares that were issued to the Navitas shareholders in the Merger).

In connection with the Merger, the Company entered into a Registration Rights Agreement (“Rights Agreement”) with each Navitas shareholder with respect to an aggregate of 450,005 shares of the Company’s Common Stock issued to the Navitas shareholders in the Merger.  The Rights Agreement granted each such holder the right to cause the Company to include in future Company registration statements the Company Common Stock received by them in the Merger, subject to certain conditions and limitations, including in the event of an underwritten public offering of the Company’s Common Stock. These rights are substantially similar to the registration rights previously granted to Navitas with respect to such shares.  The registration rights granted pursuant to the Rights Agreement terminate on the earlier of (i) May 7, 2010, or (ii) as to any holder of shares covered by the Rights Agreement, such earlier time at which all such shares held by such holder can be sold in any three-month period without registration in compliance with Rule 144 of the Securities Act of 1933, as amended.

A majority in interest of Navitas’ and Navitas, LLC’s shareholders and members, respectively, were shareholders of the Company prior to the Effective Date of the Merger.  In addition, Mr. Adam McAfee, the President of Navitas and Managing Director of Navitas, LLC, is the brother of Mr. Eric A. McAfee, a beneficial owner of approximately 8.1% of the Company’s Common Stock and 50% owner of Cagan McAfee Capital Partners, LLC, a fund owned 50% by Mr. Laird Q. Cagan, a member of the Company’s Board of Directors and beneficial owner of approximately 9.0% of the Company’s Common Stock.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Agreement and Plan of Merger, dated July 1, 2008, by and among Pacific Asia Petroleum, Inc., Navitas Corporation and Navitas LLC.
10.2	Form of Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 8, 2008

Pacific Asia Petroleum, Inc.
By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
Chief Executive Officer

Index to Exhibit

Exhibit Number	Description
10.1	Agreement and Plan of Merger, dated July 1, 2008, by and among Pacific Asia Petroleum, Inc., Navitas Corporation and Navitas LLC.
10.2	Form of Rights Agreement.